As filed with the Securities and Exchange Commission on August 5, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S- 8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

(Exact name of registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction or incorporation or organization)	(I.R.S. Employer Identification Number)

5 Basel Street

P.O. Box 3190

Petach Tikva, 4951033 Israel

(Address of Principal Executive Offices)

Teva Pharmaceutical Industries Limited

2020 Long-Term Equity-Based Incentive Plan

(Full title of the plan)

Teva Pharmaceuticals USA, Inc.

400 Interpace Parkway

Building A, 4th Floor

Parsippany, NJ 07054

Attention: Deborah Griffin

(888) 838-2872

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Ross M. Leff, Esq.

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022-4675

(212) 466-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1)	Amount to be registered (2)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee (3)
Ordinary Shares, NIS 0.1 par value, deposited as American Depositary Shares	68,000,000	$11.465	$779,620,000	$101,195

(1)

American Depositary Shares (“ADSs”) issuable on deposit of ordinary shares of Teva Pharmaceutical Industries Limited (the “Registrant”), NIS 0.1 par value (“Ordinary Shares”), have been registered under a separate registration statement. One ADS equals one Ordinary Share.

(2)

This Registration Statement on Form S-8 (this “Registration Statement”) covers 68,000,000 Ordinary Shares, which may be issued under the Teva Pharmaceutical Industries Limited 2020 Long-Term Equity-Based Incentive Plan (the “Plan”), which was adopted on June 9, 2020 and became effective on July 1, 2020. In addition, this Registration Statement covers an indeterminable number of additional Ordinary Shares as may hereafter be offered or issued pursuant to the Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions effected without the receipt of consideration and pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

(3)

Estimated solely for calculating the amount of the registration fee, pursuant to Rule 457(h) under the Securities Act, based upon the average of the high and low prices per share of the Ordinary Shares represented by ADSs on July 31, 2020, as reported by the New York Stock Exchange.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Teva Pharmaceutical Industries Limited (the “Registrant”), to register 68,000,000 ordinary shares of the Registrant, NIS 0.1 par value (“Ordinary Shares”), which may be issued under the Teva Pharmaceutical Industries Limited 2020 Long-Term Equity-Based Incentive Plan (the “Plan”), which was adopted on June 9, 2020 and became effective on July 1, 2020.

Concurrently with this Registration Statement, the Registrant is filing post-effective amendments to prior Registration Statements (File Nos. 333-206753, 333-212851, 333-214077, 333-220382 and, 333-168331) to remove from registration the shares that remained available for grant under the Registrant’s 2015 and 2010 Long-Term Equity-Based Incentive Plan, which remains in effect only with respect to previously granted awards.

PART I

Item 1.	Plan Information*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*

The document(s) containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, filed with the Commission by the Registrant, are incorporated by reference into this Registration Statement:

•	Teva’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Commission on February 21, 2020 (the “Annual Report”);

•

Teva’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2020, filed with the Commission on May 7, 2020 and for the quarter ended June 30, 2020, filed with the Commission on August 5, 2020;

•	Teva’s Current Report on Form 8-K filed with the Commission on June 9, 2020;

•

Teva’s Definitive Proxy Statement filed with the Commission on April 22, 2020 (with respect to only those parts incorporated in our Annual Report on Form 10-K for the year ended December 31, 2019); and

•

The description of the American Depositary Shares representing the Ordinary Shares, contained in Teva’s Registration Statement on Form 8-A12B (file No. 001-16174), filed with the Commission on May 23, 2012, as updated by the description of Teva’s registered securities filed as Exhibit 4.33 to the Annual Report, including any amendments or supplements.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicate that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	DESCRIPTION OF SECURITIES

Not applicable.

Item 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

Item 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Israeli Companies Law, 5759-1999 (the “Companies Law”) provides that a company may not exempt or indemnify a director or an executive officer (each an “Officer”), or enter into an insurance contract, which would provide coverage for any liability incurred as a result of any of the following: (i) a breach by the Officer of his or her duty of loyalty unless, with respect to insurance coverage or indemnification, due to a breach of his or her duty of loyalty to the company committed in good faith and with reasonable grounds to believe that such act would not prejudice the interests of the company; (ii) a breach by the Officer of his or her duty of care to the company committed intentionally or recklessly; (iii) any act or omission done with the intent of unlawfully realizing personal gain; or (iv) a fine, monetary sanction, forfeit or penalty imposed upon an Officer. In addition, the Companies Law provides that Officers can only be exempted in advance with respect to liability for damages caused as a result of a breach of their duty of care to the company (but not for such breaches committed intentionally or recklessly, as noted above, or in connection with a distribution (as defined in the Companies Law)).

Teva’s Articles of Association include provisions under which Officers of Teva are or may be insured, exempted or indemnified against liability which they may incur in their capacities as such, subject to the Companies Law. Articles 102 through 105 of Teva’s Articles of Association provide as follows:

102.

Subject to the provisions of applicable law, the company shall be entitled to engage in a contract for insurance of the liability of any Officer of the company, in whole or in part, in respect of any liability or expense imposed on an Officer or expended by him or her as a result of any action which was performed by said Officer in his or her capacity as an Officer of the company for which insurance may be provided under applicable law, including in respect of any liability imposed on any Officer with respect to any of the following:

(a)	Breach of a duty of care vis-à-vis the company or vis-à-vis another person;

(b)

Breach of a duty of loyalty vis-à-vis the company, provided that the Officer acted in good faith and had reasonable grounds to believe that the action in question would not adversely affect the company;

(c)

Financial liability which shall be imposed upon said Officer in favor of another person as a result of any action which was performed by said Officer in his or her capacity as an Officer of the company; including

(c1)

A payment which said Officer is obligated to make to an injured party as set forth in Section 52(54)(a)(1)(a) of the Securities Law and expenses that said Officer incurred in connection with a proceeding under Chapters H’3, H’4 or I’1 of the Securities Law , including reasonable legal expenses, which term includes attorney fees, or in connection with Article D of Chapter Four of Part Nine of the Companies Law.

103.

Subject to the provisions of applicable law, the company shall be entitled to indemnify post factum and/or undertake in advance to indemnify any Officer of the company, as a result of any liability or an expense imposed on him or her or expended by him or her as a result of any action which was performed by said Officer in his or her capacity as an Officer of the company, in respect of any liability or expense for which indemnification may be provided under applicable law, including in respect of any liability or an expense imposed on the Officer as follows:

(a)

Financial liability imposed upon said Officer in favor of another person by virtue of a decision by a court of law, including a decision by way of settlement or a decision in arbitration which has been confirmed by a court of law, provided that the undertaking to indemnify in advance shall be limited to events which, in the opinion of the Board of Directors of the company, are foreseeable, in light of the company’s activities at the time that the undertaking to indemnify was given, and shall further be limited to amounts or criteria that the Board of Directors has determined to be reasonable under the circumstances, and provided further that in the undertaking to indemnify in advance the events that the Board of Directors believes to be foreseeable in light of the company’s activities at the time that the undertaking to indemnify was given are mentioned, as is the amount or criteria that the Board of Directors determined to be reasonable under the relevant circumstances, including

(a1)

A payment which said Officer is obligated to make to an injured party as set forth in Section 52(54)(a)(1)(a) of the Securities Law and expenses that said Officer incurred in connection with a proceeding under Chapters H’3, H’4 or I’1 of the Securities Law, including reasonable legal expenses, which term includes attorney fees, or in connection with Article D of Chapter Four of Part Nine of the Companies Law.

(b)

Reasonable litigation expenses, including attorney fees, expended by the Officer as a result of an inquiry or a proceeding conducted in respect of such Officer by an authority authorized to conduct same, which was concluded without the submission of an indictment against said Officer and without any financial penalty being imposed on said Officer instead of a criminal proceeding (as such term is defined in the Companies Law), or which was concluded without the submission of an indictment against said Officer with a financial penalty being imposed on said Officer instead of a criminal proceeding, in respect of a criminal charge which does not require proof of criminal intent or in connection with a financial sanction.

(c)

Reasonable litigation expenses, including attorney fees, which said Officer shall have expended or shall have been obligated to expend by a court of law, in any proceedings which shall have been filed against said Officer by or on behalf of the company or by another person, or with regard to any criminal charge of which said Officer was acquitted, or with regard to any criminal charge of which said Officer was convicted which does not require proof of criminal intent.

104.

Subject to the provisions of applicable law, the company shall be entitled, in advance, to exempt any Officer of the company from liability, in whole or in part, with regard to damage incurred as a result of the breach of duty of care vis-à-vis the company.

105.

Notwithstanding the foregoing, the company shall be entitled to insure, indemnify and exempt from liability any Officer of the company to the fullest extent permitted by applicable law. Accordingly, (i) any amendment to the Companies Law, the Securities Law or any other applicable law expanding the right of any Officer to be insured, indemnified or exempted from liability in comparison to the provisions of these Articles shall, to the extent permitted by applicable law, immediately apply to the fullest extent permitted by applicable law, and (ii) any amendment to the Companies Law, the Securities Law or any other applicable law adversely affecting the right of any Officer to be insured, indemnified or exempted from liability in comparison to the provision of these Articles shall not be in effect post factum and shall not affect the company’s obligation or ability to insure, indemnify or exempt from liability an Officer for any act or omission occurring prior to such amendment, unless otherwise provided by applicable law.

Pursuant to indemnification and release agreements, Teva releases its Officers from liability and indemnifies them to the fullest extent permitted by law and the Articles. Under these agreements, Teva undertakes to indemnify each Officer for monetary liabilities imposed by a court judgment (including a settlement or an arbitrator’s award that were approved by a court), provided that such undertaking (i) shall be limited to matters that are connected or otherwise related to certain events or circumstances set forth therein, and (ii) shall not exceed $200 million in the aggregate per Officer. Under Israeli law, indemnification is subject to other limitations, including those described above. Subject to applicable law, Teva may also indemnify its Officers following specific events.

Teva’s Officers are also covered by directors’ and officers’ liability insurance.

Item 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8.	EXHIBITS

The Exhibits to this Registration Statement are listed in the Exhibit Index and incorporated herein by reference.

Item 9.	UNDERTAKINGS

1.    The undersigned Registrant hereby undertakes:

(a)    To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)    to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with, or furnished to, the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

4.1	Second Amended and Restated Deposit Agreement, dated as of December 4, 2018, among Teva Pharmaceutical Industries Limited, Citibank, N.A., as depositary, and the holders from time to time of shares (Incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed on December 4, 2018)

5.1*	Opinion of Kirkland & Ellis LLP

5.2*	Opinion of Tulchinsky Stern Marciano Cohen Levitski & Co.

23.1*	Consent of Kesselman & Kesselman, independent registered public accountants

23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1)

23.3	Consent of Tulchinsky Stern Marciano Cohen Levitski & Co. (included in Exhibit 5.2)

24.1	Power of Attorney of Teva Pharmaceutical Industries Limited (included on the signature pages of this Registration Statement)

99.1	Teva Pharmaceutical Industries Limited 2020 Long-Term Equity-Based Incentive Plan (incorporated by reference to the Registrant’s proxy statement, dated April 22, 2020, relating to its 2020 annual meeting of shareholders)

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Petach Tikva, State of Israel, on August 5, 2020.

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

By:	/s/ Eli Kalif
Eli Kalif
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that each of the undersigned directors and/or officers of the Registrant hereby constitutes and appoints Kåre Schultz, Eli Kalif, David Stark and Deborah Griffin, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign, execute and deliver with the Commission under the Securities Act any and all post-effective amendments to this Registration Statement and generally to do all things and perform any and all acts and things whatsoever requisite and necessary or desirable to enable the Registrant to comply with the provisions of the Securities Act and all requirements of the Commission.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name		Title	Date

By:	/s/ Dr. Sol J. Barer Dr. Sol J. Barer	Chairman	August 5, 2020

By:	/s/ Kåre Schultz Kåre Schultz	President and Chief Executive Officer and Director	August 5, 2020

By:	/s/ Eli Kalif Eli Kalif	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 5, 2020

By:	/s/ Deborah Griffin Deborah Griffin	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	August 5, 2020

By:	/s/ Rosemary A. Crane Rosemary A. Crane	Director	August 5, 2020

By:	/s/ Amir Elstein Amir Elstein	Director	August 5, 2020

By:	/s/ Jean-Michel Halfon Jean-Michel Halfon	Director	August 5, 2020

By:	/s/ Gerald M. Lieberman Gerald M. Lieberman	Director	August 5, 2020

By:	/s/ Roberto A. Mignone Roberto A. Mignone	Director	August 5, 2020

By:	/s/ Dr. Perry D. Nisen Dr. Perry D. Nisen	Director	August 5, 2020

By:	/s/ Nechemia (Chemi) J. Peres Nechemia (Chemi) J. Peres	Director	August 5, 2020

Name		Title	Date

By:	/s/ Janet S. Vergis Janet S. Vergis	Director	August 5, 2020

By:	/s/ Prof. Ronit Satchi-Fainaro Prof. Ronit Satchi-Fainaro	Director	August 5, 2020

By:	/s/ Deborah Griffin Deborah Griffin	Authorized U.S. Representative	August 5, 2020